March 1, 2021

Scandium International Mining Corp.
1430 Greg Street, Suite 501
Sparks, NV 89431

Re: Scandium International Mining Corp. (the "Company")
Annual Report on Form 10-K

Reference is made to the Annual Report on Form 10-K of the Company for the year ended December 31, 2020 (the "**Annual Report**").

I hereby consent to the references to my name, and to the summary of the technical report entitled "*Feasibility Study - Nyngan Scandium Project, Bogan Shire, NSW, Australia*" dated May 4, 2016, which appear in the Annual Report and the incorporation therein of such references to the Company's registration statement on Form S-8 (No. 333-224510).

Yours truly,

Dr. Geoffrey Duckworth,
B. Eng (Chem), M.Eng.Sc, PhD, FIChemE, MIEAust, FAusIMM, RPEQ 2702
Senior Consultant – Process to Lycopodium Minerals Pty of Brisbane, Queensland, Australia